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                                                                     EXHIBIT 2.1

                                                             [Execution Version]

                    AMENDMENT NO. 1 TO ASSIGNMENT AGREEMENTS
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                   CONGRESS FINANCIAL CORPORATION (SOUTHWEST)
                          1201 Main Street, Suite 1625
                               Dallas, Texas 75202

                                                      As of April 9, 2002

Advanced Aerodynamics & Structures, Inc.
3205 Lakewood Boulevard
Long Beach, California 90808

Ladies and Gentlemen:

     Congress Financial Corporation (Southwest) ("Congress") and Advanced Aerodynamics & Structures, Inc. ("AASI") have entered into the Assignment and Assumption Agreement, dated January 29, 2002, between Congress and AASI (as the same now exists or may hereafter be amended, modified, supplemented, restated or replaced, collectively, the "Assignment and Assumption Agreement"), and other agreements, documents, supplements and instruments at any time executed or delivered by AASI or other person with to or in favor of Congress in connection therewith, including, without limitation, the Collateral Assignment of Debt and Security Agreements, dated January 29, 2002, between Congress and AASI, as amended (the "Collateral Assignment of Secured Debt"), all of the foregoing, together with this Amendment, the Collateral Assignment of Secured Debt, and the agreements and instruments delivered hereunder (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Assignment Agreements").

     AASI and Congress have agreed subject to the terms and conditions contained herein, that (a) Congress will conditionally waive the Events of Default arising from the agreement of AASI to transfer the Assigned Rights in direct violation of the provisions of the Assignment Agreements and (b) AASI will amend and restate the terms of the Tranche C Note.

     In consideration of the foregoing, the respective agreements and covenants contained herein, and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Definitions.
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1.1     Additional Definitions. As used herein or in any of the other Assignment
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Agreements, the following terms shall have the respective meanings given to them below, and the Assignment and Assumption Agreement and the other Assignment Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a)     "Existing Tranche C Note" shall mean the Secured Tranche C Note, dated
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January 29, 2002, by AASI payable to Congress in the original principal amount of $1,500,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

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(b)     "Mooney Airplane" shall mean Mooney Airplane Company, Inc., a Delaware
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corporation, and its successors and assigns.


(c)     "Mooney Airplane Purchase Agreements" shall mean the Asset Purchase
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Agreement, dated as of March 18, 2002, between AASI and Borrower, as approved by
The Official Committee of Unsecured Creditors in the Chapter 11 Case, as amended, and all other agreements, documents and instruments executed or delivered in connection therewith, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(d)     "Restated Tranche C Note" shall mean the Amended and Restated Secured
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Tranche C Note, dated of even date herewith, by AASI payable to the order of
Congress in the aggregate principal amount of $1,500,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.2     Interpretation. For purposes of this Amendment, unless otherwise defined
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herein, all terms used herein, including, but not limited to, those terms used above, shall have the respective meanings given to them in the Loan Agreement.

2.   Amendments to Existing Tranche C Note.
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2.1     AASI hereby acknowledges, confirms and agrees that AASI is indebted to
Congress as of April 4, 2002, in respect of the Deferred Purchase Price Obligations consisting of, among other things, the Tranche C Note in the aggregate principal amount of $1,500,000, together with interest accrued and accruing thereon and costs, expenses, fees (including attorneys* fees and legal expenses) and other charges now or hereafter owed by AASI to Congress attributable to the existing loan balance under the Existing Tranche C Note, all of which are unconditionally owing by AASI to Congress, without offset, defense or counterclaim of any kind, nature and description whatsoever. AASI shall execute and deliver the Restated Tranche C Note providing for, among other things, the regularly scheduled payments of principal and interest in respect of Tranche C.

2.2 Effective as of April 4, 2002, Section 3.4(b) of the Assignment and Assumption Agreement is hereby amended to provide that if AASI obtains any Additional Financing on or before the maturity date of each of the Restated Tranche C Note and the Tranche A Note and the principal amount of such Additional Financing is equal to or exceeds $10,000,000 in the aggregate, then AASI shall pay to Congress (a) the amount equal to all of the obligations, liabilities and indebtedness owed under the Tranche A Note (including, without limitation, principal, interest, fees, costs, expenses and other charges in respect thereof payable by Assignee to Assignor) and (b) $750,000 as a partial prepayment in respect of the outstanding principal under the Restated Tranche C Note.

2.3 Effective as of April 4, 2002, Section 3.4(a) of the Assignment and Assumption Agreement is hereby amended to provide that if AASI obtains Additional Financing on or before the maturity date of the Restated Tranche C Note but after the maturity date of the Tranche A Note and the principal amount of such Additional Financing is equal to or exceeds $10,000,000 in the aggregate, then the initial proceeds of such Additional Financing shall be used to prepay the Restated Tranche C Note in the principal amount of $750,000.

2.4 At such time as such Additional Financing is obtained by AASI as set forth in Sections 2.2 and 2.3 hereof, the terms of payment of the Restated Tranche C Note shall be amended and restated such that the regularly scheduled payments of principal and interest in respect of the then outstanding principal amount of the Deferred Purchase Price Obligations consisting of Tranche C after giving effect to such principal prepayment in the amount of

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$750,000, shall be repaid in immediately available funds in the number of installments equal to the fewer of (a) twelve (12) calendar quarterly installments or (b) twelve (12) calendar quarterly payments minus the number of
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calendar quarterly payments made immediately prior to the time of such
Additional Financing. At such time, AASI further agrees to execute and deliver, in form and substance satisfactory to Congress, an amended and restated Restated Secured Tranche C Promissory Note.

3.   Waiver of Certain Events of Default.
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3.1     Congress hereby conditionally waives the Events of Default set forth in the letter, dated April 2, 2002, from Congress to AASI re: Notice of Default arising from the agreement and other actions taken by AASI to transfer the Assigned Rights and the Deferred Purchase Price Collateral by purchasing through Mooney Airplane, a wholly-owned subsidiary of AASI, substantially all of the assets and properties of Borrower in violation of the Assignment Agreements, including, without limitation, Section 7 of the Assignment and Assumption Agreement and Section 3.7 of the Collateral Assignment of Secured Debt. The conditional waiver by Congress provided for herein shall cease to be effective if AASI effects, without the express written consent of Congress, the transfer of the Assigned Rights or Deferred Purchase Price Collateral, whether in order to consummate the proposed purchase by AASI and Mooney Airplane of substantially all of the assets of Borrower pursuant to Mooney Airplane Purchase Agreements or otherwise. If any such transfer of the Assigned Rights or Deferred Purchase Price Collateral occurs, then the conditional waiver provided for herein will terminate and be of no further force and the Events of Default described herein shall be deemed to have occurred and to be continuing or to exist and, in such case, Congress may, in its sole discretion, exercise any of its rights or remedies under the Assignment and Assumption Agreement, the Collateral Assignment of Secured Debt or any of the other Assignment Agreements.

3.2 Congress has not waived and is not by this Amendment waiving, and has no intention of waiving any other Event of Default, which may have occurred prior to the date hereof, or may be continuing on the date hereof or any Event of Default which may occur after the date hereof, whether the same or similar to the Event of Default referred to herein or otherwise. Congress reserves the right, in its discretion, to exercise any or all of its rights and remedies arising under the Assignment Agreements, applicable law or otherwise as a result of any other Events of Default which may have occurred prior to the date hereof, or are continuing on the date hereof, or any Event of Default which may occur after the date hereof, whether the same or similar to the Event of Default described herein or otherwise.

4.   Additional Representations, Warranties and Covenants.  AASI represents,
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warrants and covenants with and to Congress as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof:

4.1 This Amendment and the Restated Tranche C Note have been duly executed and delivered by AASI, and are in full force and effect as of the date hereof and the agreements and obligations of AASI contained herein and therein constitute legal, valid and binding obligations of AASI enforceable against AASI in accordance with their respective terms.

4.2 The failure of AASI or Mooney Airplane to comply with the covenants, conditions and agreements contained in this Amendment or in any other agreement, document or instrument at any time executed and/or delivered by AASI and Mooney Airplane with, to or in favor of Congress shall constitute an Event of Default under the Assignment Agreements.

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4.3     After giving effect to the provisions of this Amendment, no Event of
Default or condition or event which, with notice or passage of time or both, would constitute an Event of Default exists or has occurred and is continuing.

5.   Conditions to Effectiveness of Amendment.  The effectiveness of the
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consents, amendments, waivers and other provisions of this Amendment shall be subject to the delivery to Congress or the satisfaction, in each case, in form and substance satisfactory to Congress, of each of the following:

5.1 a telecopy of an executed original or executed original counterparts of this Amendment, as the case may be (with the originals to be delivered two (2) business days thereafter);

5.2 a telecopy of an executed original of the Restated Tranche C Note (with the original to be delivered two (2) business days thereafter);

5.3 all representations and warranties contained herein shall be true and complete; and

5.4 no Event of Default or condition or event which, with notice or passage of time or both, would constitute an Event of Default shall exist or have occurred and be continuing.

6. Effect of this Amendment. Except as modified pursuant hereto, no other
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changes, consents, waivers or modifications to the Assignment Agreements are intended or implied and in all other respects the Assignment Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Assignment Agreements, the terms of this Amendment shall control. The Assignment and Assumption Agreement and this Amendment shall be read and construed as one agreement.

7.   Further Assurances.  The parties hereto shall execute and deliver such
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additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

8. Governing Law. The validity, interpretation and enforcement of this Amendment
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and any dispute arising out of the relationship between the parties hereto in connection with this Amendment, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Texas (without giving effect to principles of conflicts of law).

9.   Binding Effect.  This Amendment shall be binding upon and inure to the
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benefit of each of the parties hereto and their respective successors and assigns.

10. Counterparts. This Amendment may be executed in any number of counterparts,
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but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Amendment may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

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     Please sign the enclosed counterpart of this Amendment in the space provided below whereupon this Amendment as so accepted by Congress, shall become a binding agreement between AASI and Congress.

                               Very truly yours,

                               CONGRESS FINANCIAL CORPORATION
                                 (SOUTHWEST)

                               By:__________________________

                               Title:_______________________


ACKNOWLEDGED AND AGREED:

ADVANCED AERODYNAMICS & STRUCTURES, INC.

By:___________________________

Title:________________________